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                                                                       EXHIBIT 8

                           [FORD MOTOR COMPANY LOGO]

Dennis E. Ross                                 Ford Motor Company
Vice President & General Counsel               One American Road
                                               P.O. Box 1899
                                               Dearborn, Michigan 48126

                                                                January 30, 2002

Ford Motor Company
One American Road
Dearborn, Michigan 48126

Ford Motor Company Capital Trust II
c/o Ford Motor Company
One American Road
Dearborn, Michigan 48126

            Re:        REGISTRATION STATEMENTS ON FORM S-3

Ladies and Gentlemen:

         Reference is made to Registration Statement No. 333-49164 on Form S-3 filed by Ford Motor Company (the "Company") with the Securities and Exchange Commission (the "Commission") on November 2, 2000 and Registration Statement No. 333-75214 on Form S-3 (which also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-49164), filed by the Company, Ford Motor Company Capital Trust II (the "Trust"), Ford Motor Company Capital Trust III and Ford Motor Company Capital Trust IV, each a statutory business trust formed under the laws of the State of Delaware, with the Commission on December 14, 2001 and Pre-Effective Amendment No. 1 to Registration Statement No. 333-75214 filed on January 17, 2002 under the Securities Act of 1933, as amended (the "Act") (the "Registration Statements"). The Registration Statements relate to, among other things, the Preferred Securities of the Trust (the "Preferred Securities"), and the related guarantee by the Company.

         As Vice President and General Counsel of the Company, I am familiar with (i) the Certificate of Trust of the Trust dated as of November 30, 2001;
(ii) the form of Amended and Restated Declaration of the Trust dated as of January 30, 2002; (iii) the form of Preferred Securities Certificate of the Trust; (iv) the form of the Guarantee Agreement for the Trust; (v) the form of the Company's 6.50% Junior Subordinated Debentures due January 15, 2032 in the aggregate principal amount of $5,154,639,176 (the "Junior Subordinated Debentures"); and (vi) the form of Indenture between the Company and JPMorgan Chase Bank dated as of January 30, 2032 (the "Indenture"), all in the forms filed as exhibits to the Registration Statements. I have also examined the Registration Statements and the prospectus dated January 24, 2002 and the prospectus supplement dated January 24, 2002 filed as part of the Registration Statements (the "Prospectus"). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

         Based upon and subject to the foregoing, I am of the following opinions:

         (1) The statements in the Prospectus under the caption "United States Federal Income Tax Considerations", to the extent that they constitute summaries of matters of laws or regulation or legal conclusions, have been reviewed by me and summarize the material federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities and of the common stock into which the Preferred Securities may be converted.



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         (2) The Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, each beneficial owner of the Preferred Securities will generally be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

         The opinions expressed in this letter are based on the Internal Revenue Code of 1986, as amended, the United States Treasury Regulations promulgated thereunder and judicial authorities reported as of the date hereof. I have also considered the administrative position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although I am not aware of any pending changes to these authorities that would alter my opinions, there can be no assurances that future legislation or administrative changes, court decisions or interpretations by the Service will not adversely affect the opinions rendered herein and the tax consequences to the Trust and holders of Preferred Securities. It is possible that contrary positions with regard to the purchase, ownership and disposition of the Preferred Securities may be taken by the Service and that a court may agree with such contrary positions. Furthermore, my opinions cannot be relied upon if any of the facts contained in the documents that I have examined, or if any of the assumptions that I have made, are, or later become, inaccurate.

         My opinion is being furnished in connection with the filing of the Registration Statements and is limited to the federal income tax issues specifically considered herein. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our written consent. I do not express any opinion as to any other United States federal income tax issues or any state or local or foreign tax issues. Although the opinions expressed herein are based upon my best interpretation of existing sources of law and represent what I believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. This opinion is given as of the date hereof, and I assume no obligation to update this opinion to reflect any fact or circumstances that may hereafter come to my attention or any change in any law or regulation that may hereafter occur.

         I hereby consent to the use of my name under the caption "United States Federal Income Tax Considerations" in the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statements. In giving this consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and thereunder.

                                       Very truly yours,

                                       /s/ Dennis E. Ross

                                       Dennis E. Ross